Exhibit (a)(6)

            PLEASE CONTACT SHAREHOLDER COMMUNICATIONS CORPORATION AT
                            (800) 733-8481, EX. 415.

                      SUPPLEMENT TO OFFER TO PURCHASE UNITS
                             OF SECURED INCOME L.P.
             INCREASE OF PURCHASE PRICE FROM $6.50 TO $7.00 PER UNIT

Dear Unit Holder:

         West Putnam Housing Investors LLC (the "Purchaser"), has increased its Offer to purchase up to 394,000 units of limited partnership interest ("Units") in Secured Income L.P. (the "Partnership") from $6.50 to a net cash price per Unit of $7.00.

         OUR OFFER TO PURCHASE WAS ORIGINALLY SENT TO UNIT HOLDERS ON JULY 24, 1998. EXCEPT AS OTHERWISE STATED IN THIS SUPPLEMENT, THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND RELATED ASSIGNMENT OF PARTNERSHIP INTEREST REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER. THE OFFER IS CURRENTLY SET TO EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON AUGUST 20, 1998. UNLESS OTHERWISE DEFINED IN THIS SUPPLEMENT, CAPITALIZED TERMS HAVE THE SAME MEANING AS IN THE OFFER TO PURCHASE. THE AMENDED TERMS OF THE OFFER AND OTHER INFORMATION SET FORTH BELOW SUPPLEMENT AND SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE, WHICH, EXCEPT TO THE EXTENT MODIFIED BY THIS SUPPLEMENT, IS INCORPORATED HEREIN BY REFERENCE.

                               THE PRICE INCREASE

         The Purchaser's Offer is hereby amended to increase the Purchase Price to $7.00 per Unit, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Assignment of Partnership Interest. This Purchase Price will be paid with respect to all tendered Units accepted for payment by the Purchaser, including those Units tendered prior to the date of this Supplement.

         Procedures for accepting the Offer and tendering Units are set forth in
Section 3 of the Offer to Purchase. Tendering Unit Holders should use the Assignment of Partnership Interest previously circulated with the Offer to Purchase. Additional copies of the Offer to Purchase, the Assignment of Partnership Interest and other related materials may be obtained from the Information Agent, Shareholder Communications Corporation, at (800) 733-8481, extension 415.

         Although the Assignment of Partnership Interest refers to a Purchase Price of $6.50 per Unit and does not mention this Supplement, by using the
Assignment of Partnership Interest to tender Units, Unit Holders will nevertheless receive $7.00 net per Unit for each Unit validly tendered, not withdrawn and accepted for payment pursuant to the Offer. Unit Holders who already validly tendered their Units for $6.50 per Unit are not required to take any further action with respect to such Units in order to receive the increased Purchase Price of $7.00 per Unit.

                                OTHER INFORMATION

         In the Offer to Purchase, there are a number of references to the MacKenzie Offer to purchase up to 196,875 Units for a price of $5.00 per Unit. The MacKenzie Offer expired on July 31, 1998 and the Purchaser does not know how many, if any, Units were purchased in the MacKenzie Offer. The Purchaser has become aware that certain of the purchasers in the MacKenzie Offer have recently commenced an offer to purchase up to 46,265 Units for a price of $6.75 per Unit (the "New MacKenzie Offer"). THE PURCHASER UNDERSTANDS THAT THE NEW MACKENZIE OFFER IS ON A FIRST-COME, FIRST-BUY BASIS AND UNIT HOLDERS MAY NOT BE ABLE TO WITHDRAW THEIR UNITS ONCE THEY HAVE BEEN TENDERED. UNIT HOLDERS WHO TENDER THEIR UNITS IN THE NEW MACKENZIE OFFER FOR THE LOWER PRICE OF $6.75 PER UNIT MAY NOT BE ABLE TO TENDER THEIR UNITS IN THIS OFFER.

                                                             (continued on back)

         This Supplement, the Offer to Purchase and the Assignment of Partnership Interest contain important information which should be read carefully before any decision is made with respect to the Offer. Additional copies of the Offer to Purchase, the Assignment of Partnership Interest and other related materials may be obtained from the Information Agent, Shareholder Communications Corporation, at (800) 733-8481, extension 415.



August 7, 1998                               WEST PUTNAM HOUSING INVESTORS LLC



     YOU WILL NEED TO SUBMIT YOUR CERTIFICATES TO VALIDLY TENDER YOUR UNITS. BENEFICIAL OWNERS OF UNITS SHOULD CONTACT THEIR BROKERS REGARDING DELIVERY OF
                               THEIR CERTIFICATES.